EXHIBIT 10.15

CONTINENTAL AIRLINES, INC.

ANNUAL EXECUTIVE BONUS PROGRAM

(as amended and restated through February 22, 2006)

1. Purpose. This Continental Airlines, Inc. Annual Executive Bonus Program (the "Program") has been adopted by the Human Resources Committee of the Board of Directors of Continental Airlines, Inc., a Delaware corporation (the "Company"), to implement in part the Performance Award provisions of the Continental Airlines, Inc. Incentive Plan 2000 (as amended from time to time, the "Incentive Plan 2000") adopted by the Board of Directors and the stockholders of the Company, and is intended to provide a method for attracting, motivating, and retaining key officers of the Company and its subsidiaries and to compensate such officers based on performance measures based upon EBITDAR of the Company and its consolidated subsidiaries as described herein. The Program and participation hereunder shall be subject to the terms of the Incentive Plan 2000, including the limitations on the maximum value of awards contained therein.

2. Participants. Each of the Chief Executive Officer, the President, each Executive Vice President and each Senior Vice President of the Company shall automatically participate in the Program with respect to each fiscal year, and, with respect to a particular fiscal year, such other officers of the Company or its subsidiaries shall participate in the Program as may be recommended to the Human Resources Committee of the Board of Directors of the Company (the "Committee") by the Chief Executive Officer of the Company and designated by the Committee to be a participant in the Program with respect to such fiscal year. Each of the foregoing persons is referred to herein as a "Participant", and the right to participate in the Program for a fiscal year or portion thereof constitutes a Performance Award (as such term is defined in the Incentive Plan 2000) under the Incentive Plan 2000. The Chief Executive Officer shall have the power to terminate any Participant's participation in the Program upon written notice to such Participant of such termination, subject to ratification of such action by the Committee.

3. Definitions. Where the following words and phrases are used in this Program, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

    "Base Invested Capital" with respect to a fiscal year means the sum of (x) and (y), where (x) is the simple four-fiscal quarter average of the total amount of property and equipment set forth on the regularly prepared and publicly available consolidated balance sheet of the Company prepared in accordance with GAAP as of the end of the respective fiscal quarter (or with respect to the fourth quarter, the year-end), less accumulated depreciation and amortization thereon and less purchase deposits for flight equipment so set forth, and where (y) is 7.5 times the total amount of aircraft rentals set forth on the regularly prepared and publicly available consolidated statement of operations of the Company prepared in accordance with GAAP with respect to the fiscal year then ended; provided, however, that with respect to fiscal year 2004 only, clause (x) of the definition of Base Invested Capital shall be calculated with respect to the three-fiscal quarter average beginning with the second fiscal quarter (i.e., determined by averaging the data as of June 30, September 30 and December 31, 2004 only) and the resulting average shall be multiplied by 0.75, and clause (y) of the definition of Base Invested Capital shall be calculated with respect to the three-fiscal quarter period ending December 31, 2004.

    "Base Salary" with respect to a fiscal year means the Participant's base annual salary with respect to such fiscal year payable by the Company or a consolidated subsidiary, as in effect on the last day of such fiscal year (or as in effect on such other date as may be specified in this Program).

    "Basis Point" means one one-hundredth of a percent (0.01%).

    "Cash Hurdle" means, with respect to a fiscal year, that the Company's cash flow over such fiscal year is such that the Company's cash, cash equivalents and short term investments (excluding restricted cash, cash equivalents and short term investments) at the end of such fiscal year, as reflected on the regularly prepared and publicly available consolidated balance sheet of the Company prepared in accordance with GAAP, is equal to or greater than the dollar amount specified by the Committee as the Cash Hurdle with respect to such fiscal year as provided in Section 5 hereof; provided, however, that with respect to fiscal year 2004 only, such cash flow shall be measured with respect to the period commencing on April 1, 2004 and ending on December 31, 2004 (which period shall be considered a "fiscal year" for purposes of this Program).

    "EBITDAR" with respect to a fiscal year means the aggregate earnings of the Company and its consolidated subsidiaries during such fiscal year, determined prior to the charges, costs, and expenses associated with interest, income taxes, depreciation, amortization, and aircraft rent; provided, however, that with respect to fiscal year 2004 only, EBITDAR shall be measured with respect to the period commencing on April 1, 2004 and ending on December 31, 2004. EBITDAR shall be determined based on the regularly prepared and publicly available statements of operations of the Company prepared in accordance with GAAP (and if necessary to determine certain items, based on Form 41 data filed by the Company with the Department of Transportation); provided, however, that EBITDAR shall be adjusted to exclude (i) non-operating income or expense, (ii) write-offs of assets (including aircraft and associated parts), (iii) one-time gains or losses from the disposal of assets, and (iv) any other item of gain, loss, or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, in each case under clauses (i), (ii), (iii) and (iv) as determined by the Committee in accordance with GAAP.

    "Entry ROBIC Margin" with respect to a fiscal year means that percentage established by the Committee as the Entry ROBIC Margin with respect to such fiscal year as determined pursuant to Section 5 hereof.

    "Financial Performance Hurdle" means, with respect to a fiscal year, that the Company's net income for such year, as set forth on its regularly prepared and publicly available consolidated statement of operations prepared in accordance with GAAP, is equal to or greater than the dollar amount specified by the Committee as the Financial Performance Hurdle with respect to such fiscal year as provided in Section 5 hereof; provided, however, that, at the time the Committee specifies the performance goals with respect to such fiscal year as provided in Section 5 hereof, the Committee may, in its discretion, specify that the Company's net income shall be adjusted for purposes of determining the Financial Performance Hurdle for such fiscal year by excluding or including items specified by the Committee (such as, for example, by excluding write-offs of assets or one-time gains or losses from the disposal of assets), in each case as determined by the Committee in accordance with GAAP)."

    "GAAP" means United States generally accepted accounting principles, consistently applied.

    "ROBIC Margin Bonus" with respect to a Participant for a fiscal year shall be equal to the dollar amount calculated by multiplying such Participant's Base Salary with respect to such fiscal year by: (1) 0(zero)%, if the ROBIC Margin with respect to such fiscal year is less than the Entry ROBIC Margin with respect to such fiscal year, or (2) 50% if the ROBIC Margin with respect to such fiscal year is at least equal to the Entry ROBIC Margin with respect to such fiscal year, and (if the ROBIC Margin with respect to such fiscal year exceeds the Entry ROBIC Margin with respect to such fiscal year) an additional Target Incentive Percentage for each Basis Point that the ROBIC Margin with respect to such fiscal year exceeds the Entry ROBIC Margin with respect to such fiscal year, up to and including the Target ROBIC Margin with respect to such fiscal year, and (if the ROBIC Margin with respect to such fiscal year exceeds the Target ROBIC Margin with respect to such fiscal year) an additional Stretch Incentive Percentage for each Basis Point that the ROBIC Margin with respect to such fiscal year exceeds the Target ROBIC Margin with respect to such fiscal year, up to and including the Stretch ROBIC Margin with respect to such fiscal year.

    "ROBIC Margin" with respect to a fiscal year means EBITDAR with respect to such fiscal year divided by the Base Invested Capital with respect to such fiscal year, expressed as a percentage.

    "Stretch Incentive Percentage" with respect to a fiscal year means that percentage established by the Committee as the Stretch Incentive Percentage with respect to such fiscal year as determined pursuant to Section 5 hereof.

    "Stretch ROBIC Margin" with respect to a fiscal year means that percentage established by the Committee as the Stretch ROBIC Margin with respect to such fiscal year as determined pursuant to Section 5 hereof.

    "Target Incentive Percentage" with respect to a fiscal year means that percentage established by the Committee as the Target Incentive Percentage with respect to such fiscal year as determined pursuant to Section 5 hereof.

    "Target ROBIC Margin" with respect to a fiscal year means that percentage established by the Committee as the Target ROBIC Margin with respect to such fiscal year as determined pursuant to Section 5 hereof.

4. Annual Bonuses. Each Participant in the Program who has remained continuously employed by the Company or a subsidiary during the entire fiscal year with respect to which the Annual Bonus (as defined below) is to be paid, shall receive, as soon as reasonably practicable after the certification by the Committee described in Section 5 below with respect to such fiscal year, a cash bonus (an "Annual Bonus"), if any, equal to the ROBIC Margin Bonus for such Participant with respect to such fiscal year; provided that (i) the Cash Hurdle for such fiscal year has been achieved (and if such Cash Hurdle has not been achieved, then no Annual Bonus shall be payable with respect to such fiscal year) and (ii) the Financial Performance Hurdle, if any, applicable to such ROBIC Margin Bonus for such fiscal year has been achieved (and if such Financial Performance Hurdle, if any, applicable to such ROBIC Margin Bonus has not been achieved, then no Annual Bonus shall be payable with respect to such fiscal year). For fiscal years beginning on or after January 1, 2005, if a person becomes a Participant after the first day of a fiscal year (and, with respect to fiscal year 2004, if a person becomes a Participant after the first day that the initial persons first become Participants in the Program), then (i) such Participant's Annual Bonus with respect to such fiscal year shall be pro-rated based on a fraction, the numerator of which is the number of days during the period beginning on the date of such Participant's commencement of participation in the Program for such fiscal year and ending on the last day of such fiscal year, and the denominator of which is 365, and (ii) the continuous employment requirement set forth in the first sentence of this Section 4 for the fiscal year in which such Participant begins participation in the Program shall apply only to that portion of such fiscal year beginning on the date of such Participant's commencement of participation (rather than the entire fiscal year).

5. Administration. The Program will be administered by the Committee, which at all times will consist of not less than two persons, each of whom is an "outside director" within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The action of a majority of the members of the Committee will be the act of the Committee. The Committee shall, promptly upon adoption of the Program in the case of the period from April 1, 2004 to December 31, 2004, and within 90 days after the beginning of the fiscal year in the case of each fiscal year of the Company beginning on or after January 1, 2005, establish in writing the Entry ROBIC Margin, the Target ROBIC Margin, the Stretch ROBIC Margin, the Target Incentive Percentage, the Stretch Incentive Percentage and the Cash Hurdle for such fiscal year for purposes of this Program. In addition, the Committee shall, within 90 days after the beginning of each fiscal year of the Company beginning on or after January 1, 2006, establish in writing the Financial Performance Hurdle applicable to any ROBIC Margin Bonus for such fiscal year for purposes of this Program; provided, however, that the Committee may, in its sole discretion, determine within 90 days after the beginning of any such fiscal year that there shall be no Financial Performance Hurdle for such fiscal year.

The interpretation and construction by the Committee of any provision of the Program, and any determination or action by the Committee pursuant to any provision hereof, will be final and conclusive for all purposes, and each Participant's participation in the Program is expressly subject to the foregoing. No member of the Committee shall be liable for any action or determination taken or made in good faith or upon reliance in good faith on the records of the Company or information presented to the Committee by the Company's officers, employees, or other persons (including the Company's outside auditors) as to matters such member reasonably believes are within such other person's professional or expert competence. If a Participant disagrees with any decision, determination, or action made or taken by the Committee, then the dispute will be limited to whether the Committee has satisfied its duty to make such decision or determination or take such action in good faith.

As soon as is reasonably practical after the end of each fiscal year (or with respect to 2004 only, the period commencing April 1, 2004 and ending December 31, 2004) during which the Program is effective, the Committee shall certify in writing, prior to the payment of any Annual Bonus with respect to such fiscal year (or with respect to 2004 only, such period), whether the performance goals set forth herein have been met and whether any other material terms relating to the payment of such Annual Bonuses have been satisfied, to the extent required by section 162(m) of the Code. For purposes of the preceding sentence, approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

6. Payments upon a Change in Control. If a Change in Control occurs (as such term is defined in the Incentive Plan 2000, as in effect on February 22, 2006, taking into account amendments made on such date) and thereafter (or in connection therewith or in contemplation thereof) during the year in which such Change in Control occurs (a "Change Year"), a Participant suffers a Qualifying Event (as herein defined), then such Participant shall, upon the occurrence of the Qualifying Event, receive an amount in cash from the Company equal to the maximum Annual Bonus payable to such Participant with respect to such Change Year (calculated as if the Stretch ROBIC Margin, the Cash Hurdle and the Financial Performance Hurdle, if any, had been achieved, irrespective of actual results, and based on such Participant's Base Salary as in effect on the first day of such Change Year, or if higher, as in effect immediately prior to the occurrence of the Change in Control) and such Participant shall not be entitled to any additional Annual Bonus with respect to such Change Year.

As used herein, the term "Qualifying Event" with respect to a Participant means (i) the termination of such Participant's participation in the Program or a reduction in such Participant's Base Salary, (ii) the assignment to such Participant by the Board of Directors or the Committee or other officers or representatives of the Company of duties materially inconsistent with the duties associated with his position as such duties are constituted as of the first day of the Change Year, (iii) a material diminution in the nature or scope of such Participant's authority, responsibilities, or title from those applicable to him as of the first day of the Change Year, (iv) the occurrence of material acts or conduct on the part of the Company or its officers or representatives which prevent such Participant from performing his duties and responsibilities as they existed on the first day of the Change Year, (v) the Company requiring such Participant to be permanently based anywhere outside a major urban center in the state (or, if applicable, foreign country, U.S. territory or other applicable sovereign entity) in which he was based as of the first day of the Change Year, or (vi) the taking of any action by the Company that would materially adversely affect the corporate amenities enjoyed by such Participant on the first day of the Change Year, except in each case if such Participant's employment with the Company and its subsidiaries is terminated (a) upon such Participant's death, (b) upon disability entitling him or her to benefits under the Company's group long-term disability plan, (c) for cause, which for purposes hereof shall mean (1) in the case of a Participant with an employment agreement with the Company or a subsidiary, the involuntary termination by the Company (or, if applicable, a subsidiary) of such Participant's employment under circumstances that do not require the Company (or such subsidiary) to pay to such Participant a "Termination Payment" or "Monthly Severance Amount", as such terms are defined in such Participant's employment agreement, and (2) in the case of a Participant who does not have an employment agreement with the Company or a subsidiary, the involuntary termination by the Company (or, if applicable, a subsidiary) of such Participant's employment based upon a determination by the Committee or an authorized officer of the Company (or such subsidiary) that such Participant has engaged in gross negligence or willful misconduct in the performance of, or such Participant has abused alcohol or drugs rendering him or her unable to perform, the material duties and services required of him or her in his or her employment, or (d) upon the voluntary resignation from employment of such Participant (other than in connection with circumstances which would permit such Participant to receive severance benefits pursuant to any contract of employment between such Participant and the Company or any of its subsidiaries).

7. Amendments, Termination and Other Matters. Subject to the other provisions of this Section 7, this Program may be amended from time to time or terminated by the Committee; provided that this Program may not be amended or terminated in a manner that would impair the rights of any Participant with respect to any outstanding Performance Award with respect to a fiscal year that has ended prior to such amendment or termination without the consent of such Participant, and may not be amended or terminated in contemplation of or in connection with a Change in Control, nor may any Participant's participation herein be terminated in contemplation of or in connection with a Change in Control, unless adequate and effective provision for the making of all payments otherwise payable pursuant to Section 6 of this Program (as in effect on the date of adoption of this Program) with respect to such Change in Control shall be made in connection with any such amendment or termination.

Participation in the Program by a Participant shall terminate upon such Participant's termination of employment with the Company and its subsidiaries or as otherwise set forth herein, and no Participant shall have any right to continue to participate in the Program or have any vested right to any bonus or other payment hereunder (except as aforesaid in connection with a Change in Control and except with respect to fiscal years which have already ended prior to such amendment or termination or prior to such Participant's termination of employment with the Company and its subsidiaries).

Participation in the Program shall not confer any right of future employment. The Program is not intended to create a pension or welfare benefit plan and is intended to be exempt from application of the Employee Retirement Income Security Act of 1974, as amended. The Program is unfunded and shall not create, or be construed to create, a trust or separate fund or funds, and each Participant shall be entitled only to look to the Company for any benefit hereunder, and shall have no greater right than an unsecured creditor of the Company.

No liability whatsoever shall attach to or be incurred by any past, present or future stockholders, officers or directors, as such, of the Company or any of its subsidiaries, under or by reason of this Program or the administration thereof, and each Participant, in consideration of receiving benefits and participating hereunder, expressly waives and releases any and all claims relating to any such liability.

No bonus or Performance Award or other right, title, interest, or benefit hereunder shall ever be assignable or transferable, or liable for, or charged with any of the torts or obligations of a Participant or any person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant or any person claiming under a Participant shall have the power to anticipate or dispose of any bonus, Performance Award or other right, title, interest, or benefit hereunder in any manner until the same shall have actually been distributed free and clear of the terms of the Program. Payments with respect to bonuses hereunder shall be payable only to the Participant (or in the event of the death of a Participant, any payment due under the Program to such Participant shall be made to his or her estate). Notwithstanding the preceding provisions of this paragraph, the Committee shall comply with the terms of any qualified domestic relations order (as defined in the Incentive Plan 2000) providing for the transfer or assignment of all or any portion of a Participant's interest under the Program. The provisions of this Program shall be binding on all successors and assigns of a Participant, including without limitation the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

This Program shall be construed in accordance with the laws of the State of Texas.

8. Tax Withholding. The Company shall have the right to withhold from any payment hereunder all applicable federal, state, local and other taxes as required by law.

9. Forfeiture of Annual Bonus in Certain Circumstances. (a) If the Committee determines that (i) a Participant has engaged in Misconduct (as defined below) and (ii) such Misconduct results, directly or indirectly, in any error in financial information used in the determination of the Annual Bonus paid to such Participant with respect to any fiscal year of the Company and (iii) the effect of such error is to increase the amount of such Annual Bonus, then such Participant shall be obligated to reimburse the Company for the full amount of such Annual Bonus, and not the excess over the Annual Bonus that would have been paid as an Annual Bonus in the absence of Misconduct. Reimbursement may be required pursuant to this Section 9 (upon a determination by the Committee) even if the error in the financial information constitutes an error only in the timing of recognition of an item or income or expense. The amount to be reimbursed shall not be reduced by any income or other taxes required to be paid by such Participant in connection with the receipt of such Annual Bonus.

(b) For purposes of this Section 9, the term "Misconduct" shall mean an intentional violation of the Company's Principles of Conduct as in effect from time to time; provided, however, that in no event shall any Participant be deemed to have engaged in Misconduct as a result of his or her failure to adequately supervise or review the work product of any subordinate employee, unless such Participant willfully failed to appropriately supervise or review such work product in bad faith.

(c) In making any determination under this Section 9, the Committee shall not be bound by any position in regard to the Participant's Misconduct or the determination of the Annual Bonus taken by the Company or any director, employee or representative of the Company or any of the foregoing in any other proceeding or inquiry in respect of such Annual Bonus or such financial information. Notwithstanding anything in this Section 9 to the contrary, in no event shall any determination by the Committee of Misconduct occur after the occurrence of a Change in Control (as such term is defined for purposes of Section 6 hereof).

(d) Any determination by the Committee that an Executive has engaged in Misconduct affecting any Annual Bonus shall be made not later than four years after the end of the fiscal year to which such Annual Bonus relates. Such determination shall be communicated within thirty days following such determination by notice (i) in writing delivered to the Participant in person or (ii) by e-mail to the most recent e-mail address in the Company's files for such Participant and by regular mail to the most recent address in the Company's file for the Participant. The Executive shall have thirty dates following the date of such notice to reimburse the Company the entire amount of such Annual Bonus. To the extent that a Participant fails to pay any amount described in any such notice within the period provided by this paragraph 9(d), the Company shall have the right to offset and withhold from any payment required to be paid by the Company to such Participant the unpaid amount (or any portion thereof).

(e) Any dispute or controversy relating to this Section 9 shall be resolved by arbitration in Houston, Texas, before a single arbitrator, under the rules of the American Arbitration Association and shall be enforceable by any court having jurisdiction in the matter. In any such arbitration, the prevailing party shall be awarded its reasonable costs, including reasonable attorney's fees. Any award in any such arbitration to the Company of amounts required to be reimbursed by a Participant shall include interest from the date of the notice described in paragraph 9(d) hereof through the date of payment at a rate equal to the greater of (i) the short-term, medium-term or long-term (depending on the period from the date of default through the date of payment) "applicable federal rate" (within the meaning of Section 1274(d) of the Internal Revenue Code of 1986), for the month preceding the month in which such award is made, compounded annually and (ii) the rate under applicable law as determined in such arbitration.

(f) The provisions of this Section 9 shall be in addition to, and not in lieu of, any rights of the Company and obligations of any Executive under law, contract or otherwise with respect the matters addressed herein.

10. Effective Date. This Program shall be effective as of the date of its adoption by the Committee, and shall be applicable to the period beginning April 1, 2004 to December 31, 2004 and the Company's fiscal years thereafter.

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IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Committee has executed this instrument as of the 22nd day of February, 2006, effective as stated above.

CONTINENTAL AIRLINES, INC.

By: /s/ Jeffery A. Smisek__________

Jeffery A. Smisek

President